Adicet Bio Reports Second Quarter 2025 Financial Results and Provides Business Updates

Actively enrolling patients with lupus nephritis (LN), systemic lupus erythematosus (SLE) and systemic sclerosis (SSc) in Phase 1 clinical trial of ADI-001 in autoimmune diseases

On track to report preliminary clinical data for ADI-001 in 2H/2025

Enrollment now open for patients with idiopathic inflammatory myopathy (IIM), stiff person syndrome (SPS) and anti-neutrophil cytoplasmic autoantibody associated vasculitis (AAV)

Advancing development of ADI-212, an optimized next-generation gene-edited and armored clinical candidate designed to enhance potency in solid tumors and to deliver multiple anti-tumor mechanisms of action to the tumor microenvironment

REDWOOD CITY, Calif. & BOSTON – August 7, 2025 – Adicet Bio, Inc. (Nasdaq: ACET), a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer, today reported financial results and operational highlights for the second quarter ended June 30, 2025.

“We continue to make meaningful progress in our ADI-001 autoimmune Phase 1 clinical program. Site activation is progressing well with more than 20 sites currently open for enrollment in multiple territories and additional sites on track to open in the next few months. We see increased interest by investigators and patients in ADI-001 as a well-tolerated, off the shelf, one-time potential therapy for patients with autoimmune diseases. Enrollment is gathering momentum and we remain on track to share preliminary Phase 1 data for the program in the second half of 2025, with at least 6 patients with at least 3 months’ follow-up, which we believe will further validate the differentiated potential of our gamma delta T cell platform,” said Chen Schor, President and Chief Executive Officer of Adicet Bio. “In addition, we have recently conducted a strategic review of our pipeline to focus our resources on programs with the greatest potential for long-term clinical and commercial value. As such, we are prioritizing the preclinical development of ADI-212, a gene-edited and armored clinical candidate designed to enhance potency in solid tumors and to deliver multiple anti-tumor mechanisms of action to the tumor microenvironment. Our commitment to executing with focus, operational excellence, and discipline positions us to deliver differentiated gamma delta 1 CAR T therapies with the best potential to address unmet medical need for patients.”

Second Quarter 2025 and Recent Operational Highlights:

Autoimmune diseases

·
First SSc patient dosed in ongoing Phase 1 clinical trial in autoimmune diseases. In July 2025, Adicet announced that the first SSc patient was dosed in the second cohort of the Phase 1 clinical trial evaluating ADI-001 in autoimmune diseases, in addition to ongoing enrollment in LN and SLE. The Company recently opened enrollment in the Phase 1 trial to include patients with IIM, SPS and AAV. Adicet remains on track to share preliminary clinical data from the Phase 1 trial in the second half of 2025.

Solid tumor indications

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Prioritizing ADI-212 development for prostate cancer. Adicet is advancing ADI-212, an optimized next-generation gene-edited and armored clinical candidate designed to enhance potency in solid tumors and to deliver multiple anti-tumor mechanisms of action to the tumor microenvironment. ADI-212, which targets prostate specific membrane antigen (PSMA), has shown enhanced activity in preclinical studies, suggesting the potential for improved potency and tumor-cell killing capacity compared to previous generation alpha-beta and gamma-delta CAR T programs in oncology. The Company expects to submit a regulatory filing for ADI-212 for the treatment of metastatic castration-resistant prostate cancer (mCRPC) in the first quarter of 2026. Subject to regulatory clearance to proceed with a clinical trial, the Company expects to report initial clinical data from this program in the second half of 2026.

Corporate updates

•
Recently announced pipeline prioritization with workforce and cost reduction initiatives. In July 2025, the Company announced a strategic prioritization of its pipeline intended to optimize the development of assets with the greatest potential for clinical and commercial success. In connection with this, the Company has made the decision to discontinue the development of ADI-270 for patients with metastatic/advanced clear renal cell carcinoma (ccRCC) and close enrollment in the ADI-270 Phase 1 clinical trial. Adicet also reduced its workforce by approximately 30% in connection with its strategic pipeline prioritization. The workforce reduction and other expense reductions related to the strategic pipeline prioritization are expected to extend the Company’s cash runway into the fourth quarter of 2026.

Financial Results for Second Quarter 2025:

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Research and Development (R&D) Expenses: R&D expenses were $28.4 million for the three months ended June 30, 2025, compared to $25.9 million during the same period in 2024. The increase in R&D expenses was due to a $1.4 million increase in expenses related to contract development and manufacturing organizations and contracted R&D services, a $1.6 million increase in facility-related expenses, and a $0.2 million increase in lab supplies and materials. This increase was partially offset by a $0.7 million decrease in payroll and personnel expenses primarily related to a decrease in stock-based compensation expense.
•
General and Administrative (G&A) Expenses: G&A expenses were $4.0 million for the three months ended June 30, 2025, compared to $6.9 million during the same period in 2024. The decrease in G&A expenses was due to a $1.8 million decrease in payroll and personnel expenses primarily related to a decrease in stock-based compensation expense and a $1.1 million decrease in facility-related expenses.
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Net Loss: Net loss for the three months ended June 30, 2025 was $31.2 million, or a net loss of $0.34 per basic and diluted share, including non-cash stock-based compensation expense of $2.9 million, as compared to a net loss of $29.9 million, or a net loss of $0.33 per basic and diluted share, including non-cash stock-based compensation expense of $6.0 million during the same period in 2024.
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Cash Position: Cash, cash equivalents and short-term investments were $125.0 million as of June 30, 2025, compared to $176.3 million as of December 31, 2024. The Company expects that current cash, cash equivalents and short-term investments as of June 30, 2025, will be sufficient to fund its operating expenses into the fourth quarter of 2026.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a clinical stage biotechnology company discovering and developing allogeneic gamma delta T cell therapies for autoimmune diseases and cancer. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors (CARs), to facilitate durable activity in patients. For more information, please visit our website at https://www.adicetbio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the business and operations of Adicet. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding: clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 in autoimmune diseases and the potential safety, tolerability and efficacy for the treatment of autoimmune diseases and cancer; timing and success of the Phase 1 clinical trial of ADI-001 in LN, SLE, SSc, AAV, IIM and SPS, including timing and expectations for enrollment and future data releases; expectations regarding the preclinical and clinical development of ADI-212, including the timing of regulatory filings and future data releases; expectations regarding the potential potency of ADI-212, as compared to previous generation alpha-beta and gamma-delta CAR T programs in oncology; expectations regarding the pipeline prioritization and workforce reduction, including as it relates to the estimated reduction in expenses and the development of assets with the greatest potential for clinical and commercial success; and expectations regarding Adicet’s uses of capital, expenses and financial results, including the expected extension of the cash runway into the fourth quarter of 2026.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, the effect of global economic conditions and public health emergencies on Adicet’s business and financial results, including with respect to disruptions to our preclinical and clinical studies, business operations, employee hiring and retention, and ability to raise additional capital; Adicet’s ability to execute on its strategy including obtaining the requisite regulatory approvals on the expected timeline, if at all; that positive results, including interim results, from a preclinical or clinical study may not necessarily be predictive of the results of future or ongoing studies; clinical studies may fail to demonstrate adequate safety and efficacy of Adicet’s product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization; and regulatory approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable; and Adicet’s ability to meet production and product release expectations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in Adicet’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the U.S. Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

ADICET BIO, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$28,424	$25,901	$51,238	$49,797
General and administrative	3,968	6,948	11,039	13,922
Total operating expenses	32,392	32,849	62,277	63,719
Loss from operations	(32,392)	(32,849)	(62,277)	(63,719)
Interest income	1,398	2,999	3,081	5,917
Interest expense	—	—	—	(2)
Other expense, net	(223)	(51)	(235)	(113)
Loss before income tax provision	(31,217)	(29,901)	(59,431)	(57,917)
Income tax provision	—	—	—	—
Net loss	$(31,217)	$(29,901)	$(59,431)	$(57,917)
Net loss per share, basic and diluted	$(0.34)	$(0.33)	$(0.65)	$(0.68)
Weighted-average common shares used in computing net loss per share, basic and diluted	91,085,506	90,632,045	91,120,502	84,848,146
Other comprehensive loss
Unrealized loss on treasury securities, net of tax	(32)	—	(57)	—
Total other comprehensive loss	(32)	—	(57)	—
Comprehensive loss	$(31,249)	$(29,901)	$(59,488)	$(57,917)

ADICET BIO, INC.

Consolidated Balance Sheets Information

(in thousands)

(Unaudited)

	June 30, 2025	December 31, 2024
Cash and cash equivalents, and short term investments in treasury securities	$124,963	$176,303
Working Capital	110,661	160,744
Total assets	162,972	220,219
Accumulated deficit	(557,325)	(497,894)
Total stockholders’ equity	133,372	186,609

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Penelope Belnap

Precision AQ

212-362-1200

Penelope.belnap@precisionaq.com